Exhibit 10.3

AQUILA, INC. 2002 OMNIBUS INCENTIVE COMPENSATION PLAN

2007 SENIOR EXECUTIVE RESTRICTED STOCK AWARD

(Performance-Based Restriction)

This Award Agreement is effective this 31st day of July, 2007 (the “Date of Grant”) and evidences the grant by Aquila, Inc. (the “Company”) of Restricted Stock to ____________________ (“Grantee”), pursuant to the approval of the Compensation and Benefits Committee (the “Committee”) of the Board of Directors of the Company at a meeting held on July 31, 2007. By accepting the Award, Grantee agrees to be bound in accordance with the provisions of Aquila, Inc. 2002 Omnibus Incentive Compensation Plan (the “Plan”), the provisions of which are hereby incorporated in this document by reference. Capitalized terms not defined herein shall have the same meaning as used in the Plan, as amended from time to time.

1.	Shares Awarded and Restrictions on Shares.

(a)        Grantee is hereby awarded _________ shares of the Company’s Common Stock, $1.00 par value (the “Restricted Shares”), subject to the terms and conditions of this Award Agreement and the Plan.

(b)       Except as otherwise provided in paragraph 1(c), the Restricted Shares shall be held by Grantee without the rights of sale or transfer, and subject to forfeiture as provided in paragraph 2, until December 31, 2008, provided that the Performance Measures specified in Exhibit A are satisfied. If the Performance Measures are satisfied at less than 100% of targeted performance, then less than all of the Restricted Shares will be earned, and the unearned Shares will be forfeited, effective as of the last day of the Performance Period, in accordance with the schedule set forth on Exhibit A. If the Performance Measures are satisfied at the applicable performance award level at greater than 100% of targeted performance, then additional Shares shall be earned in accordance with the schedule set forth on Exhibit A.

(c)        If any of the events listed in this paragraph 1(c) shall occur with respect to Grantee prior to December 31, 2008, then the Restricted Shares subject to this Award Agreement shall be earned and vested as of the date of such event based on the achievement of the applicable performance award level (or at 100% of targeted performance if such event occurs prior to the Committee’s certification as to the achievement of the Performance Measures). The events are as follows:

(i)	Grantee’s death;

(ii)        Grantee’s disability (for purposes of this Award, the term “disability” shall have the same meaning as would entitle Grantee to disability benefits under the long term disability plan maintained by the Company or any Affiliate in which Grantee participates, or if no such plan is maintained, then such term shall have the same meaning as would entitle Grantee to disability benefits under the Social Security law);

(iii)       Grantee’s involuntary termination of employment by the Company without cause; and

(iv)	A Change in Control of the Company.

2.   Forfeiture. In the event Grantee’s employment with the Company or any of its Affiliates terminates prior to the date on which the restrictions shall lapse, the Restricted Shares will be forfeited by Grantee and become the property of the Company. For purposes of this document, an authorized leave of absence (authorized by the Company to Grantee in writing) shall not be deemed a termination of employment hereunder.

3.   Issuance of Restricted Shares. Restricted Shares will be issued in a nominee account with Grantee being named the beneficial owner, except that the nominee shall be instructed to follow the sale and transfer requirements set forth in the Plan and this Award Agreement. When the prohibited sale and transfer restrictions lapse under paragraph 1 with respect to the Restricted Shares, provided the Restricted Shares have not been forfeited under paragraph 2, the Company shall prepare and deliver to Grantee a stock certificate for the Shares represented by the Restricted Shares. Notwithstanding the foregoing, if the Company or an Affiliate requires reimbursement of any tax required by law to be withheld with respect to the delivery of Shares pursuant to this Award, the Secretary of the Company shall not deliver such Shares until the required payment is made.

4.   Voting and Other Rights of Restricted Shares. Upon the issuance of the Restricted Shares, Grantee shall have all of the rights of a stockholder of the Company, including the right to receive dividends and to vote the Restricted Shares until such shares may have been forfeited to the Company as provided in paragraph 2.

5.   Permitted Transfers. Except to the extent authorized by the Committee and permitted under the terms of the Plan, the rights under this Award Agreement may not be transferred except by will or the laws of descent and distribution and may be exercised during the lifetime of Grantee only by Grantee.

6.   Taxes. Grantee shall not make an election under Section 83(b) of the Code. Grantee will be solely responsible for any federal, state or local income taxes imposed in connection with the granting of the Restricted Shares or the delivery of Shares pursuant thereto, and Grantee authorizes the Company or any Affiliate to make any withholding for taxes which the Company or any Affiliate deems necessary or proper in connection therewith. Upon recognition of income by Grantee with respect to the Award hereunder, the Company shall withhold taxes pursuant to the terms of the Plan.

7.   Changes in Circumstances. It is expressly understood and agreed that Grantee assumes all risks incident to any change hereafter in the applicable laws or regulations or incident to any change in the value of the Restricted Shares or the Shares issued pursuant thereto after the date hereof.

8.   No Conflict. In the event of a conflict between this Award and the Plan, the provisions of the Plan shall govern.

9.	Governing Law. This Award shall be governed under the laws of the State of Missouri.

AQUILA, INC.

By:	_____________________________________

Title:	____________________________________

EXHIBIT A

PERFORMANCE CRITERIA FOR RESTRICTED STOCK AWARD

The Restricted Shares shall be subject to the following performance criteria:

Condition One: Relative Performance

2007 EBITDA relative to Net Plant Investment*	Earned Shares as a Percentage of Target Shares
Less than 10.0%	0%
10%	50%
11.5%	100%
13.0% or higher	150%

* Relative percentages between 10% and 13% shall be interpolated. EBITDA (or earnings before interest, taxes, depreciation and amortization) shall exclude merger-related costs and other one-time events and is used as a performance measure for segment financial analysis.

Condition Two: Operational Metrics

Category	Metric	Electric States		Gas States				AQN
		CO	MO	CO	KS	IA	NE
Reliability #1	Network Reliability[1]	n/a	n/a	2	2	2	2	n/a
Reliability #2	SAIFI	1.32	1.73	n/a	n/a	n/a	n/a	n/a
Customer Service #1	Meter Reading Accuracy	99.4%	99.4%	99.4%	99.4%	99.4%	99.4%	n/a
Customer Service #2	Customer Service Calls within 20 Seconds	n/a	n/a	n/a	n/a	n/a	n/a	72%

1 Reflects incidents compared to target

Performance-Based Adjustment

The number of Restricted Shares earned based upon EBITDA-to-net utility plant investment ratio will be reduced if the Company fails to achieve one or more of the four operational metrics for fiscal year 2007. If the Company fails to achieve one, two or three of the four operational metrics, the number of Restricted Shares will be reduced by 25%, 50% or 75%, respectively. If the Company fails to achieve all four operational metrics, the number of Restricted Shares earned under the EBITDA-to-net utility plant investment calculation will be reduced to zero.

Notwithstanding anything in this Award Agreement to the contrary, the Committee in its sole discretion may accept or reject the performance calculations made by the Company’s accounting and/or treasury departments, or certification by the Company’s independent registered public accounting firm that such performance conditions have been met, and may reduce the number of shares of Restricted Stock awarded to the Grantee based on any information available to the Committee, including but not limited to information not publicly available at the end of the performance period for the Restricted Shares. In no event shall the Restricted Shares vest until the Company issues the Committee Certification.

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